Regional contract                                                  EXHIBIT 10.26

                        AGREEMENT FOR LOGISTICS SERVICES

         This Agreement for Logistics Services ("Agreement") is dated as of February 24, 2002, by and among Build-A-Bear Workshop, Inc., a Delaware corporation ("Build-A-Bear"), located at 1954 Innerbelt Business Center Drive, St Louis, Missouri 63114 and HA Logistics, Inc. located at 7172 Regional Street, PMB #362, Dublin, California 94568.

                                    RECITALS

         WHEREAS, Build-A-Bear is requiring logistics services of the kind offered by HA Logistics; and

         WHEREAS, Build-A-Bear desires HA Logistics to provide logistics services to Build-A-Bear; and

         WHEREAS, HA Logistics will provide services under this agreement (hereinafter the business units will not be referred to separately, but rather will be called by the operating corporate name, HA Logistics); and

         WHEREAS, the parties believe the distinctive logistics service needs of Build-A-Bear can best be satisfied through contractual agreement.

         NOW THEREFORE, Build-A-Bear and HA Logistics, in consideration of the premises and mutual agreements hereafter set forth, agree as follows:

1. Scope. HA Logistics shall provide logistics services (the "Services") as described in Exhibit A.

2. Performance. The Services shall be performed in a professional and workmanlike manner, in accordance with the highest industry standards. HA Logistics and Build-A-Bear agree that HA Logistics' performance as it relates to the Services shall be measured according to the corresponding performance metrics set forth on Exhibit C attached hereto and incorporated herein by reference ("Metrics"). If HA Logistics fails to meet the Metrics for two consecutive months, Build-A-Bear shall have the right to terminate this Agreement on thirty days notice.

3. Meetings. Build-A-Bear and HA Logistics agree to schedule meetings, no more than once annually, for the purposes of discussing ongoing operations and future direction, and reviewing the Metrics. These meetings will be scheduled by Build-A-Bear and HA Logistics on a mutually agreed upon date and time in a mutually agreed upon location.

4. Independent Contractor Relationship. HA Logistics shall, for all purposes, be deemed an independent contractor and shall be fully independent in performing any authorized services and shall not act or hold itself out as an agent, servant, or employee of Build-A-Bear. It is expressly understood and agreed that all services provided under the terms of this Agreement shall be performed by the employees or independent contractors of HA Logistics and that no employee or independent contractor of HA Logistics shall be considered an employee of Build-A-Bear for any purpose whatsoever. HA Logistics will be responsible for its own expenses, wages, employee benefits, and all taxes, contributions and withholdings under all applicable federal,





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Regional contract


state, or local laws or regulations, and insurance coverage (including workers' compensations) related thereto. HA Logistics also shall have the responsibility to comply with all civil rights and labor laws as may be applicable. HA Logistics shall be fully responsible for its own employees and its subcontractors (including hiring, discipline, and termination) while in the process of fulfilling its obligations and services under the terms of this Agreement. In addition, HA Logistics employees are not eligible for any benefit programs available to Build-A-Bear's employees or any of its affiliates, subsidiaries, divisions, or other related corporate entities. Except for the enforcement of personnel and property safety rules and regulations at Build-A-Bear's sites, Build-A-Bear shall not have the authority to control and/or direct the details of the performance of this Agreement by the employees or subcontractors of HA Logistics. HA Logistics agrees that if any person, government agency, or court should ever allege, claim or determine that Build-A-Bear is an employer or joint employer (for any purpose) of any person assigned by HA Logistics to perform services pursuant to this Agreement, HA Logistics will indemnify, defend and hold Build-A-Bear harmless from and against any and all Claims (as defined in Section 8 hereof) related thereto.

5. Rates, Fees, and Charges

         (a) In consideration of the services to be performed by HA Logistics, Build-A-Bear shall pay HA Logistics the fees set forth in Exhibit B attached hereto.

         (b) Build-A-Bear acknowledges that HA Logistics will subcontract the performance of some or all of the Services, and that the rates charged correlate to the rates currently charged by such subcontractors. Therefore, the aforementioned rates, fees, charges, and rules are subject to change due to corresponding changes imposed by the subcontractors, but no more frequently than once every 6 months. Any such changes in the rates attached as Exhibit B of this Agreement must be made in writing and authorized by a representative of both parties. Additional rates and charges can be negotiated between HA Logistics and Build-A-Bear and must be confirmed in writing.

6. Payments. HA Logistics and Build-A-Bear agree that Build-A-Bear shall be responsible for payment of all of HA Logistics' rates, fees, and charges under this Agreement as defined in Exhibit B. HA Logistics shall invoice Build-A-Bear on a monthly basis, and Build-A-Bear (or its agent) shall pay such invoices directly to HA Logistics within 15 days of the invoice date.

7. Claims for Non-Payment. Provided Build-A-Bear has met the payment obligations contained herein, HA Logistics shall indemnify Build-A-Bear and hold Build-A-Bear harmless from and against any Claims (as defined in Section 8) for non-payment or underpayment by a vendor used by HA Logistics for logistics services hereunder.

8. Indemnification.

         (a) HA Logistics shall indemnify and hold harmless Build-A-Bear from and against all loss, damage, fines, expenses, actions and claims for injury to persons (including injury resulting in death) and damage to property ("Claims") arising out of or in connection with HA Logistics', its agents' or employees' discharge of its duties and responsibilities as specified in this Agreement (including, without limitation, third party Claims and Claims by HA Logistics




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subcontractors in respect of non-payment of such subcontractor's fees) except to the extent such injury or damage is caused or contributed to by the negligence of Build-A-Bear, its agents or employees.

         (b) Build-A-Bear shall indemnify and hold harmless HA Logistics from and against all Claims arising out of or in connection with Build-A-Bear's, its agents' or employees' discharge of its duties and responsibilities as specified in this Agreement, except to the extent such injury or damage is caused by or contributed to by the negligence of HA Logistics, its agents or employees.

         (c) The provisions of this Section 8 shall survive termination of the Agreement.

9. Insurance. During the term of this Agreement, HA Logistics, at its sale expense, shall maintain liability insurance with an insurer insuring HA Logistics against liability and claims for injuries or death of persons and damage to property in combined single limits of not less than $1,000,000. HA Logistics shall also maintain at its sole cost and expense with a reputable insurer any additional insurance required by applicable laws, rules and regulations for the term of this Agreement. Upon request, HA Logistics shall furnish to Build-A-Bear a copy of such insurance policy and written certificates of insurance. HA Logistics agrees to only utilize carriers in connection with shipments that maintain cargo insurance coverage limits of at least $100,000 per shipment.

10. Term and Termination.

         (a) The terms and conditions of this Agreement commence on the date of the Agreement. This Agreement shall continue for a period of 3 years from the date hereof. During the 3 years mentioned, the rates in Exhibit B will be negotiated annually on February 1. HA Logistics will provide to Build-A-Bear written notice sixty (60) days in advance of any annual rate increases. New store rates will be given in writing thirty (30) days prior to shipment.

         (b) Either party may terminate this Agreement:

                  (i) immediately following written notice of a material default of its obligations hereunder provided that (1) the defaulting party receives notice of termination containing a complete description of the default and (2) the defaulting party fails to cure such default within thirty (30) days of written notice or ten (10) days of such notice if the default is nonpayment;

                  (ii) upon not less than 90 days written notice;

                  (iii) immediately upon the insolvency of the other party, any assignment of the other party for the benefit of its creditors, or the failure of the other party to vacate the appointment of a receiver or trustee for any part or interest of its business within 30 days from the date of such appointment;

                  (iv) as provided in Section 2.




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         Upon termination of this Agreement, HA Logistics shall promptly return to Build-A-Bear all copies of any data, records, or materials of whatever nature or kind, belonging to Build-A-Bear, including all materials incorporating the proprietary information of Build-A-Bear.

11. Notices. Notices given by one party to the other under this Agreement shall be in writing and shall be delivered personally, sent by facsimile, express delivery service, certified mail or first class U.S. mail postage prepaid and addressed to the respective parties as follows:

         If to HA Logistics:                If to Build-A-Bear:
         President                          President
         7172 Regional St PMB 362           1954 Innerbelt Business Ctr. Dr
         Dublin Ca 94568                    St Louis Mo 63114
         (925) 828-0471                     (314) 423-8000
         (925) 828-9658 Fax                 (314) 423-8188 Fax

         or to such other address as either party shall designate by proper notice. Notices will be deemed given as of the earlier of a) the date of actual receipt, b) the next business day when notice is sent via express mail, personal delivery or facsimile or c) three (3) days after mailing in the case of first class or certified U.S. mail.

12. Nonexclusive Agreement.

         (a) It is agreed and understood between the parties hereto, that HA Logistics is free to provide similar services to customers other than Build-A-Bear pursuant to any separate agreements.

         (b) It is agreed and understood between the parties hereto that Build-A-Bear is free to procure similar services from vendors other than HA Logistics pursuant to any separate agreements.

13. Force Majeure. If any party to this Agreement is unable to meet its obligations under this Agreement as a result of flood, earthquake, storm, other acts of God including; fire, derailment, accident, strike, lockout, explosion, war, insurrection, riot, embargo, terrorist activity, act of government or governmental agency or other similar cause beyond the reasonable control ("Force Majeure") of the parties, such party will be excused from performing its obligations (except Build-A-Bear's obligations to pay indebtedness hereunder) for the duration of the Force Majeure.

14. Complete Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior and contemporaneous verbal and written agreements between the parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions between them. To the extent any terms and conditions contained on applicable bills of lading conflict with or contradicts this Agreement, the terms of this Agreement shall control, and such bills of lading shall serve solely as delivery receipt.



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15. Successors and Assigns: Waiver. This Agreement shall apply to and bind the successors and assigns of the parties hereto; provided, however, neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by HA Logistics or Build-A-Bear, without the prior written consent of the other party. The terms and conditions of this Agreement may not be waived or modified unless in writing signed by both parties. The failure at any time to require the other party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation.

16. Confidential Information. Each party shall protect the confidentiality of information provided by the other party, or to which the receiving party obtains access by virtue of its performance under this Agreement, that either has been identified as confidential by the disclosing party or by its nature warrants confidential treatment. The receiving party shall use such information only for the purposes of this Agreement and shall not disclose it to anyone except its employees who have a need to know the information. These nondisclosure obligations shall not apply to information that is or becomes public through no breach of this Agreement, is received from a third party free to disclose it, is independently developed by the receiving party or is required by law to be disclosed, provided that in the event disclosure is required by law, the receiving party shall provide the disclosing party with prompt written notice of the disclosure required, and shall assist the disclosing party, at the disclosing party's request, in obtaining a protective order in respect of such disclosure. Confidential information shall be returned to the disclosing party upon its request, except that each party may retain one copy in its legal files solely for purposes of documenting its compliance with its obligations hereunder. The parties agree and acknowledge that money damages would not be an adequate remedy for any breach or threatened breach of this Section 16, and that the non-breaching party shall, in addition to any other available remedies, be entitled to specific performance or injunctive relief in order to prevent the other party from violating the terms of this Section 16.

17. Intellectual Property. Neither party shall, by virtue of this Agreement, acquire any ownership licensed or any other rights in any pre-existing software, documentation, or intellectual or technological property of the other party.

18. Severability. If any of the terms or conditions in this Agreement are held invalid for any reason by a court or other tribunal of competent jurisdiction, then such terms or conditions shall be deemed severed from this Agreement and the remaining terms and conditions shall continue in full force and effect.

19. Captions. The captions are inserted merely for the convenience of the parties and shall not be deemed as part of this Agreement.

20. Arbitration, Damages and Attorneys Fees.

         (a) Except as set forth in this Section 20, the parties agree that any disputes between Build-A-Bear and HA Logistics concerning the meaning of this Agreement or concerning their rights, obligations or performance hereunder, shall, at the request of any of them, be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Disputes shall be decided by an arbitrator chosen in accordance with the






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AAA rules then in effect, such arbitrator to have knowledge and experience in the logistics industry.

         (b) The sole right of the arbitrator shall be to enforce and interpret the terms of this Agreement and not to expand the rights or obligations of the parties. The arbitrator shall have the right to award actual, out of pocket damages only, and they shall not have the right to award special, consequential or punitive damages to either side, except as provided herein. In any action decided by arbitration, the prevailing side shall be entitled to recover reasonable attorney's fees and arbitration costs, including the fees and expenses of the arbitrator, from the losing side. The decision of the arbitrator shall be final and binding on the parties, and each party shall be entitled to seek enforcement of any such decision in any court of competent jurisdiction.

         (c) Any dispute under this Agreement shall be decided with reference to Missouri law or the laws of the United States of America, whichever is applicable, and the forum for such arbitration shall be a mutually agreeable location in Missouri, unless the parties agree to hold it elsewhere.

         (d) Nothing contained in this Section 20 shall prevent either party from seeking relief in court (including, without limitation, injunctive or equitable relief) with respect to breach of Section 16 in any court of competent jurisdiction, as the parties recognize that the breach of such Sections would result in irreparable harm to the non-breaching party, for which monetary damages would be inadequate. In the event of a breach of either Section 16, the parties shall be entitled to receive special, consequential damages to the extent awarded by a court or the arbitrator.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

         BUILD-A-BEAR                                HA LOGISTICS, INC.


         By:      /s/ Maxine Clark                   By:      /s/ Alan Huttman
              ------------------------------              ------------------------------


         Title:  President                           Title:  President
                 ---------------------------                 ---------------------------


         Date:  2/24/02                              Date:  2/24/02
                ----------------------------                -----------------------------




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Regional contract



                                    EXHIBIT A

                                    Services

1. The following duties and responsibilities are assumed by HA Logistics in service to Build-A-Bear:

         Service                       Description of Service
         -------                       ----------------------

         Line Haul             Movement of product from distribution center
                               (St Louis, MO) to 3rd party warehouses.

         Delivery to Store     Movement of product from 3rd party warehouse
                               to store location. Normal delivery hours are
                               7:00 am to 5:00 pm.

         Handling              Will be based on the in/out rate and
                               includes the labor services related to the process of unloading product from carrier, placing the product in the warehouse and moving the product from the warehouse to carrier and loading trucks. Normal hours of warehouse operations are Monday through
                               Friday - 7:00 am to 5:00 pm.

         Storage               Storage Charges will be based on the total
         and Materials         number of each item(s) multiplied by the rate.
                               Materials/supplies used for the process of
                               storing, receiving, and/or shipping will be
                               billed at the rates set forth on Exhibit B.
                               (Any other supplies used but not listed
                               above will be charged as Misc. Materials and
                               will be based on HA Logistics, Inc.'s Cost
                               (+) 20%.)

         Bills of Lading       For compiling and processing Bills of Lading
                               the rates set forth on Exhibit B apply. (When
                               additional labor is requested for
                               compiling/processing and/or copying reports such
                               as Bill of Lading, Receivers, Faxes, etc., labor
                               rates will apply base on a 15-minute minimum.)



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Regional contract


                                    EXHIBIT C

                               Performance Metrics

A.       On time delivery to the stores -


         - Target - 98%

B.       Damages/Claims -

         -

         - Target - .5%

C.       Total Savings -

         - Target 1st year - 14%

         -

         - 2nd and 3rd year - Savings metric resets on February 1 of the following year based on sales and economic conditions.




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Regional contract


                                    EXHIBIT D

                               Accessorial Charges

Warehouse supervisor labor rate.............................Included in regional delivery charges
Forklift labor rate.........................................Included in regional delivery charges
Driver per man..............................................Included in regional delivery charges
Emergencies/rush/hot/emergency deliveries...................$95.00 Per hour 4 hour min.
Inside delivery charge......................................Included in regional delivery charges
Banding bales to the carts..................................Included in regional delivery charges
Loading and unloading time 2.5 hours free...................$65.00 per hour per man there after.
Storage Charge..............................................$10.00 per pallet I to 15th, $7.00 per pallet 16th to the end of current month.

Rates applicable only for the account of Build-A-Bear.

The charge for each stop-in-transit for partial loading or unloading exclusive of those at initial origin and final destination will be $65.00 all stops.

                              Fuel Surcharge Index

The base fuel price will be established between $1.35 and $1.40 per gallon. The weekly price issued each Monday by the Department of Energy (DOE) will be used to determine the fuel surcharge applicable for the next seven (7) days. Any adjustments in the fuel surcharge will become effective 12:01 a.m., Tuesday and remain in effect through 11:59 p.m. on the following Monday. The table below provides the applicable fuel surcharge amount in six cent per gallon increments.

                   DOE NATIONAL                                   FUEL SURCHARGE
               POSTED PRICE/GALLON                         (AS A PERCENT OF LINE HAUL)
               -------------------                         ---------------------------
                  $1.351   $1.40                                       1%
                  $1.401   $1.45                                       2%
                  $1.451   $1.50                                       3%
                  $1.501   $1.55                                       4%


         o For fuel prices in excess of $1.55 per gallon, add one % for each five cent per gallon increase in fuel price.

The current DOE index price can be viewed at www.eia.doe.gov or by calling (202) 586-6966




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